UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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Bronco Drilling Company, Inc.

(Name of Registrant as Specified In Its Charter)

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16217 N. May Avenue
Edmond, Oklahoma 73013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 13, 2009

Dear Stockholder:

Notice is hereby given that the 2009 annual meeting of stockholders of Bronco Drilling Company, Inc., which we refer to as we, Bronco or the company, will be held on November 13, 2009 at 10:00 a.m. Central Time at the Simmons Center, 800 Chisholm Trail Parkway, Duncan, Oklahoma 73533. During the annual meeting, we will address the following items of business:

(1) the election of D. Frank Harrison, Gary C. Hill, David W. House, David L. Houston and William R. Snipes to our board of directors; and

(2) such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The close of business on October 5, 2009 was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of the stockholders as of the record date will be available for examination at our corporate offices in Edmond, Oklahoma during ordinary business hours for a period of ten (10) days prior to the meeting.

A record of our activities during 2009 and our financial statements for the fiscal year ended December 31, 2008 are contained in the 2008 Annual Report on Form 10-K accompanying the enclosed proxy statement. The Annual Report does not form any part of the materials for solicitation of proxies.

All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting in person, please submit a proxy as soon as possible. In order to submit a proxy, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. If you attend the meeting, and if you so choose, you may withdraw your proxy and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide your instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Please review the proxy statement accompanying this notice for more complete information regarding the matters to be voted on at the meeting. You may revoke your proxy at any time before it is voted.

Sincerely yours,

Zachary M. Graves
Secretary

Edmond, Oklahoma
October 7, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 13, 2009.

The company’s proxy statement for the 2009 annual meeting of stockholders and the company’s Annual Report on Form 10-K for the year ended December 31, 2008 are available at http://www.proxydocs.com/brnc.

BRONCO DRILLING COMPANY, INC.
16217 N. May Avenue
Edmond, Oklahoma 73013

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 13, 2009

GENERAL INFORMATION

These proxy materials are furnished to you in connection with the solicitation of proxies by the board of directors of Bronco Drilling Company, Inc. for the 2009 annual meeting of stockholders and any adjournments or postponements thereof to be held on November 13, 2009 at 10:00 a.m. at the Simmons Center, 800 Chisholm Trail Parkway, Duncan, Oklahoma 73533. The approximate date on which this proxy statement and the enclosed proxy card, notice of meeting, Annual Report on Form 10-K, as amended, are first being mailed to stockholders of record on or about October 8, 2009.

Voting Procedure and Revocability of Proxies

If you provide specific voting instructions, your shares will be voted as you instruct. Whether you hold shares directly as a stockholder of record, or beneficially in street name, you may direct how your shares are voted at the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy or by voting in person at the annual meeting, and if you hold your shares in street name, you may vote by submitting voting instructions to your broker, bank or other nominee. You may cast your vote by proxy by completing, signing, dating and mailing the enclosed proxy card in the enclosed pre-addressed postage-paid envelope.

If you hold your shares in street name, please refer to the proxy card forwarded by your broker, bank or other nominee for the voting options that are available to you and directions on how to vote.

If you sign the proxy card of your broker, bank or other nominee but do not provide instructions, your shares will be voted unless in the discretion of your broker, bank or other nominee because brokers have the discretionary authority to vote the shares of a beneficial owner in the election of our directors.

Unless you otherwise direct in your proxy, the individuals named in the proxy card will vote the shares represented by such proxy FOR the board nominees named herein (Proposal One).

The board of directors is not aware of any business to be brought before the annual meeting other than as indicated in the notice of annual meeting of stockholders. If other matters do come before the meeting, the persons named in the proxy card will vote the shares represented by the proxy in his best judgment.

A proxy may be revoked by a stockholder at any time prior to it being voted by:

•	delivering a revised proxy (by the method described above) bearing a later date;

•	voting in person at the annual meeting; or

•	notifying our corporate secretary in writing of the revocation at our corporate address in time to be received before the annual meeting.

Attendance at the meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of our board of directors.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Shares Outstanding and Voting Rights

As of October 5, 2009, 27,217,459 shares of our common stock, par value $0.01 per share, were outstanding. The common stock constitutes our only class of voting securities. Only stockholders of record as of the close of business on the record date of October 5, 2009 are entitled to receive notice of, and to vote at, the annual meeting. Holders of our common stock are entitled to one vote for each share so held. Holders of our common stock do not have cumulative voting rights with respect to the election of directors. We will have a list of stockholders available for inspection for at least ten days prior to the annual meeting at our principal executive offices and at the annual meeting.

Quorum and Required Vote

Quorum.  Unless a quorum is present at our annual meeting, no action may be taken at the meeting except the adjournment thereof until a later time. The presence, in person or by proxy, of holders of a majority of the voting power of all outstanding shares of common stock entitled to vote at the annual meeting are necessary to constitute a quorum. Shares that are represented at the annual meeting but abstain from voting on any or all matters and “broker non-votes” (shares held by brokers, banks or other nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote) will be counted as shares present and entitled to vote in determining the presence or absence of a quorum. The inspector of elections appointed for the annual meeting will determine the number of shares of our common stock present at the meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

Required Vote.  If a quorum is obtained, directors are elected by a plurality of the votes cast by stockholders present, in person or by proxy, at the annual meeting and entitled to vote. This means that the five nominees will be elected if they receive more affirmative votes than any other nominees. Votes marked “For” Proposal One will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Votes “Withheld” from a nominee also have no effect on the vote since a plurality of the votes cast at the annual meeting is required for the election of each nominee. Stockholders may not abstain from voting with respect to the election of directors. Because the election of directors is a routine matter for which specific instructions from beneficial owners will not be required, we do not expect there to be any “broker non-votes” on Proposal One.

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

1.	What is a proxy and how does the proxy process operate?

The proxy process is the means by which corporate stockholders can exercise their rights to vote for the election of directors and other corporate proposals. A proxy is your legal designation of another person to vote the stock you own. The people that you designate to vote your shares are called proxies. Zachary M. Graves and David C. Treadwell have been designated as proxies for the annual meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders must be represented at the meeting. The presence, in person or by proxy, of holders of a majority of the voting power of all outstanding shares of common stock entitled to vote at our annual meeting is necessary to constitute a quorum at the annual meeting. Because few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote.

2.	What is a proxy statement?

The proxy statement is a disclosure document in which we furnish you with important information to assist you in deciding whether to authorize the proxies to vote on your behalf.

3.	How can I access the proxy materials over the Internet?

Pursuant to rules promulgated by the Securities and Exchange Commission, or the SEC, we are required to provide access to these proxy statement materials (which include this proxy statement, a proxy card and our Annual Report on Form 10-K for the year ended December 31, 2008) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet at http://www.proxydocs.com/brnc.

4.	What is the purpose of holding this meeting?

We are holding the annual meeting to elect directors. Our nominating and corporate governance committee nominated and recommended the director nominees to our board. Our board unanimously approved such recommendation. If any other matters requiring a stockholder vote properly come before the meeting, those stockholders present at the meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.

5.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the meeting.

If you are the beneficial owner of shares and they are held in the name of your broker, bank or other nominee, then your shares are held in “street name.” Your broker, bank or other nominee, as the record holder of your shares, is required to vote those shares in accordance with your instructions. If you beneficially own shares in street name, these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and you are also invited to attend the annual meeting. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares. Because a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

6.	What is the record date and what does it mean?

The record date for the annual meeting is October 5, 2009. The record date is established by our board as required by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

7.	What different methods can I use to vote?

By mail by sending in the written proxy card:  If your shares are registered directly in your name as the holder of record, you may vote your shares by marking, signing, dating and mailing the proxy card in the postage paid envelope that we have provided. All stockholders of record on the record date can vote by this written proxy card. If your shares are held in street name, you must vote by giving instructions to your broker, bank or other nominee. Only your broker, bank or other nominee can give a proxy with respect to your shares. You should receive a proxy card from your broker, bank or other nominee, which you must return to have your shares voted pursuant to your instructions. If you have not received a proxy card from your broker, bank or other nominee, you may contact it directly to provide it with instructions on how you wish to vote.

In person:  If you are a registered stockholder and attend the annual meeting, you may deliver your completed and signed proxy card in person. If your shares are held in street name, and you wish to vote in person at the annual meeting, you will need to obtain a legal proxy form from your broker, bank or other nominee that holds your shares of record and you must bring that document to the annual meeting.

8.	What is the effect of not voting?

The effect of not voting depends on how you own your shares. If you own shares as a registered holder, rather than through a broker, bank or other nominee, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not affect whether the proposal is approved or rejected. If you own shares through a broker, bank or other nominee and do not vote, your broker, bank or other nominee may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following question, if you do not provide your broker, bank or other nominee with voting instructions, your broker, bank or other nominee may or may not vote your shares, depending upon the proposal.

9.	If I do not vote, will my broker vote for me and how will broker non-votes and abstentions be counted?

If you own your shares through a broker, bank or other nominee and you do not vote, your broker, bank or other nominee may vote your shares in its discretion on some “routine matters.” However, with respect to other proposals, your broker, bank or other nominee may not vote your shares for you. With respect to non-routine proposals, the aggregate number of unvoted shares is reported as broker non-votes. Broker non-vote shares are counted toward the quorum requirement. Proposal One, which relates to the election of directors set forth in this proxy statement, is a routine matter on which broker, bank or other nominee will be permitted to vote unvoted shares. As a result, broker non-votes are not expected on Proposal One. Stockholders may not abstain from voting on Proposal One.

10.	How can I revoke or change my proxy?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the annual meeting. If you are a registered holder, your proxy can be revoked in several ways: (1) by timely delivery of a written revocation delivered to the corporate secretary; (2) by submitting another valid proxy bearing a later date; or (3) by attending the meeting in person and giving the inspector of election notice that you intend to vote your shares in person. If your shares are held in street name by a broker, bank or other nominee, you must contact your broker, bank or other nominee in order to revoke your proxy, but generally, you may change your vote by submitting new voting instructions to your broker, bank or other nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

11.	Who counts the votes?

We have retained a representative of Computershare Trust Company, N.A. to serve as an independent tabulator to receive and tabulate the proxies and we will appoint an independent inspector of election to certify the results.

12.	Will you use a soliciting firm to receive votes?

We do not intend to retain a soliciting firm to assist in soliciting proxies. We use our transfer agent, their agents, and brokers to distribute all the proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile transmission or electronically. No additional compensation will be paid to such directors, officers and employees for soliciting proxies.

13.	What are my voting choices when voting for the election of directors, and what vote is needed for the election of directors?

With regard to the election of directors, you may cast your vote in favor of or withhold your vote for each nominee. In accordance with our bylaws and Delaware law, the nominees who receive a plurality of the votes cast by stockholders present, in person or by proxy, at the annual meeting and entitled to vote, up to the number of directors to be elected, will be elected as directors. The five nominees for director receiving the highest number of affirmative votes will be elected. Stockholders may not cumulate votes in the election of directors. Votes marked “FOR” all nominees will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. An abstention may not be specified with respect to the election of the nominees. Broker non-votes, which occur if a broker, bank or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owners with respect to a particular item, will not arise in the context of the election of the nominees because the election of directors is a routine matter for which specific instructions from beneficial owners is not required. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of each of the nominees.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE FOR EACH OF THE NOMINEES.

14.	How can I obtain copies of Bronco’s Annual Report on Form 10-K and other available information about Bronco?

We are furnishing with this proxy statement a copy of our 2008 Annual Report on Form 10-K, as amended, which includes our financial statements. Stockholders may request a copy of our 2008 Annual Report on Form 10-K, as amended, at no charge by sending a written request to Zachary M. Graves, Secretary, Bronco Drilling Company, Inc., at 16217 N. May Avenue, Edmond, Oklahoma 73013.

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read any materials we file with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. This proxy statement and our 2008 Annual Report on Form 10-K, including all exhibits thereto and amendments thereof, have been filed electronically with the SEC. Our web site is www.broncodrill.com. No information from this web site is incorporated by reference herein. You may also obtain copies of our annual, quarterly and current reports, proxy statements and certain other information filed with the SEC, as well as amendments thereto, free of charge from our web site. These documents are posted to our web site as soon as reasonably practicable after we have filed or furnished these documents with the SEC. We also post our audit committee charter, compensation committee charter and nominating and corporate governance committee charter, as well as our code of conduct on our web site. These documents are available free of charge to any stockholder upon request.

15.	What is the deadline to propose actions for inclusion in our proxy statement for our 2010 annual meeting?

Stockholder proposals requested to be included in our proxy statement for our 2010 annual meeting must be in writing and received by us before June 9, 2010, provided that proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals and our bylaws. A copy of our bylaws is available from our corporate secretary upon written request. Proposals should be directed to our corporate secretary at the address listed above.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our board consists of one class of directors. All current directors’ terms expire at the annual meeting. Our board has nominated each of the current directors for re-election. All directors elected at the annual meeting will be elected to hold office until the next annual meeting and until their respective successors are duly elected and qualified. Information on each of our nominees is given below.

We have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected; however, if any director nominee becomes unavailable or unwilling to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the board names one.

Required Vote and Recommendation

With regard to the election of directors, you may cast your vote in favor of or withhold your vote for each nominee. In accordance with our bylaws and Delaware law, the nominees who receive a plurality of the votes cast by stockholders present, in person or by proxy, at the annual meeting and entitled to vote, up to the number of directors to be elected, will be elected as directors. The five nominees for director receiving the highest number of affirmative votes will be elected. Stockholders may not cumulate votes in the election of directors. Votes marked “FOR” all nominees will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. An abstention may not be specified with respect to the election of the nominees. Broker non-votes, which occur if a broker, bank or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority and has not received voting instructions from the beneficial owners with respect to a particular item, will not arise in the context of the election of the nominees because the election of directors is a routine matter for which specific instructions from beneficial owners is not required. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of each of the nominees.

Directors and Nominees

The following table sets forth the name, age and position of each of our directors.

Name	Age	Position

D. Frank Harrison	62	Chairman and Chief Executive Officer
Dr. Gary C. Hill(2)(3)	60	Director
David W. House(1)(2)	57	Director
David L. Houston(1)(3)	56	Director
William R. Snipes(1)(2)(3)	56	Director

(1)	Member of audit committee

(2)	Member of compensation committee

(3)	Member of nominating and corporate governance committee

D. Frank Harrison has served as the Chairman of our Board of Directors since August 2007, and Chief Executive Officer and a director of our company since May 2005. From 2002 until joining our Company, Mr. Harrison served as an agent for the purchase and sale of oil and gas properties for entities controlled by Wexford Capital LLC. From 1999 to 2002, Mr. Harrison served as President of Harding & Shelton, Inc., a privately held oil and natural gas exploration, drilling and development firm. He graduated from Oklahoma State University with a Bachelor of Science degree in Sociology.

Dr. Gary C. Hill has served as a director of our company since August 2006. Dr. Hill has served as the Chief of Surgery Service and Chief of Staff at Edmond Medical Center. He also has served as the President of the Edmond Medical Center Hospital Board. Dr. Hill served as the Chief of Surgery Service and Chief of Staff at St. Joseph’s Regional Hospital in Ponca City, Oklahoma. Dr. Hill is a graduate of Oklahoma State University, where he received his Bachelor of Arts in Humanities, and the University of Oklahoma Health Sciences Center. He served both his Surgery Internship and Residency in Otolaryngology, Head and Neck Surgery at the University of Texas Health Science Center, Parkland Hospital in Dallas before performing his Plastic and Reconstructive Surgery Residency at the University of Kansas Health Sciences Center in Kansas City.

David W. House has served as a director of our company since September 2008. Since March 2009, Mr. House has served as the President of Jireh Resources, L.L.C., an Oklahoma based oil and gas exploration and production company. Mr. House served as the President of Primary Natural Resources, Inc. from 2004 to 2008, and as the Chief Financial Officer of Primary Natural Resources, Inc. from 2000 until being appointed its President. From 1996 to 2000, Mr. House served as Senior Vice President of El Paso Corporation’s Mid-Continent Gas Group. From 1979 to 1996, Mr. House served in various positions with Samson Resources Company, including Vice President of Administration and President of Premier Gas Company, a wholly owned subsidiary of Samson Resources Company.

Mr. House previously served as an auditor with Arthur Young & Co., received a Bachelor of Science degree in Accounting from Harding University and is a licensed Certified Public Accountant.

David L. Houston has served as a director of our company since May 2005. Since 1991, Mr. Houston has been the principal financial and investment advisor of Houston Financial, a firm that offers life and disability insurance, compensation and benefits plans and estate planning. He currently serves on the board of directors of Gulfport Energy Corporation. He served on the board of directors and executive committee of Deaconess Hospital, located in Oklahoma City, Oklahoma from 1994 to 2008. Mr. Houston is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. Prior to 1991, Mr. Houston was President and Chief Executive Officer of Equity Bank for Savings, F.A., an Oklahoma-based savings bank. He received a Bachelor of Science degree in Business from Oklahoma State University and a graduate degree in Banking from Louisiana State University.

William R. Snipes has served as a director of our company since February 2006. Mr. Snipes has served as the owner and President of Snipes Insurance Agency, Inc., an independent insurance agency concentrating in property and liability insurance, since 1991. From 1981 to 1991, Mr. Snipes was the owner and President of William R. Snipes, CPA, Inc., a public accounting firm concentrating in financial accounting and tax services. He received a Bachelor of Science degree and a Masters degree in Accounting from Oklahoma State University and is a licensed Certified Public Accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR EACH DIRECTOR NOMINEE
FOR THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board of Directors and Committees

We are managed under the direction of our board. Our directors generally serve one-year terms from the time of their election until the next annual meeting of stockholders or until their successors are duly elected and qualified. The size of our board is set at five members, and we currently have five directors including four directors who qualify as independent under NASDAQ listing standards. Our board held seven meetings in 2008. In addition to the seven meetings, our board adopted resolutions by unanimous written consent. Each of our directors attended 100% of the aggregate of the total number of meetings held by our board and meetings of committees of our board on which such director served during 2008.

Our board of directors currently has three standing committees, the audit committee, the compensation committee and the nominating and corporate governance committee, each of which is further described below.

Audit Committee

We currently maintain an audit committee. The audit committee of our board of directors is composed of Messrs. House (chair), Houston and Snipes. Our board of directors has determined that each current member of the audit committee is independent for purposes of serving on such committee under NASDAQ listing standards and applicable federal law. Our board of directors has also determined that each current member of the audit committee is financially literate under NASDAQ listing standards and that Messrs. House, Houston and Snipes each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NASDAQ listing standards and SEC rules and regulations.

The audit committee’s functions include the following:

•	assist the board of directors in its oversight responsibilities regarding (1) the integrity of our financial statements; (2) our risk management compliance with legal and regulatory requirements; (3) our system of internal controls regarding finance and accounting; and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor;

•	prepare the report required by the SEC for inclusion in our annual proxy or information statement;

•	appoint, retain, compensate, evaluate and terminate our independent accountants;

•	approve audit and non-audit services to be performed by the independent accountants;

•	review and approve related party transactions;

•	establish procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	conduct an annual performance evaluation of the audit committee;

•	review and reassess the adequacy of the audit committee charter on a periodic basis and recommend any proposed changes to the board of directors; and

•	perform such other functions as the board of directors may from time to time assign to the audit committee.

A more detailed description of the specific functions and responsibilities of the audit committee is set forth in our Audit Committee Charter, access to which may be obtained as set forth under the heading “Corporate Governance Policies and Charters”, below. The audit committee held four meetings in 2008.

Compensation Committee

The compensation committee of our board of directors is composed of Messrs. Snipes (chair), Hill and House. Our board of directors has determined that each current member of the compensation committee is independent for purposes of serving on such committee under the NASDAQ listing standards. Our board of directors has also determined that each current member of the compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The compensation committee charter adopted by our board of directors sets forth, among other things, the specific duties, powers and authority of the compensation committee. The compensation committee’s functions include the following:

•	discharge the board of director’s responsibility relating to the compensation of our Chief Executive Officer;

•	make recommendations to the board of directors with respect to the compensation of our other executive officers;

•	administer our equity-based compensation plans, including the grants of stock options and other equity awards under such plans;

•	make recommendations to the board of directors with respect to incentive compensation;

•	review disclosure related to executive compensation in our annual reports and proxy statements;

•	conduct annual performance evaluation of the compensation committee; and

•	review and reassess the adequacy of the compensation committee charter on a periodic basis and recommend any proposed changes to the board of directors.

A more detailed description of the specific functions and responsibilities of the compensation committee is set forth in our Compensation Committee Charter, access to which may be obtained as set forth under the heading “Corporate Governance Policies and Charters”, below. The compensation committee held five meetings in 2008. In addition to the five meetings, the compensation committee adopted resolutions by unanimous written consent.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors is composed of Messrs. Hill (chair), Houston and Snipes. Our board of directors has determined that each current member of the nominating and corporate governance committee is independent for purposes of serving on such committee under the NASDAQ listing standards.

The nominating and corporate governance committee charter adopted by our board of directors sets forth, among other things, the specific duties, powers and authority of the nominating and corporate governance committee. The nominating and corporate governance committee’s functions include the following:

•	assist the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors;

•	recommend to the board the director nominees for election by our stockholders;

•	periodically review and make recommendations regarding the composition and size of the board of directors and each of its committees;

•	develop and recommend to the board a set of corporate governance principles for our company;

•	oversee the evaluation of our board of directors and management;

•	conduct an annual performance evaluation of the nominating and corporate governance committee; and

•	review and reassess the adequacy of the nominating and corporate governance committee charter.

Prior to the formation of our nominating and corporate governance committee, these functions were performed by our full board of directors. A more detailed description of the specific functions and responsibilities of the nominating and corporate governance committee is set forth in our Nominating and Corporate Governance Committee Charter, access to which may be obtained as set forth under the heading “Corporate Governance Policies and Charters”, below. The nominating and corporate governance committee held two meetings in 2008. In addition to the two meetings, the nominating and corporate governance committee adopted resolutions by unanimous written consent.

Pursuant to our bylaws, our board of directors may, from time to time, establish other committees to facilitate the management of our business and operations.

Code of Conduct

Our Code of Business Conduct and Ethics is designed to help directors and employees resolve ethical issues and to help us conduct our business in accordance with all applicable laws, rules and regulations and with the highest ethical standards. Our Code of Business Conduct and Ethics applies to all directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and all other executive officers. We also expect that any consultants we retain to abide by our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics sets forth our policies with respect to public disclosure of Company conflicts of interest, corporate opportunities, fair dealing, confidentiality, equal employment opportunity and harassment, protection and proper use of our assets and employee complaint procedures. Access to our Code of Business Conduct and Ethics may be obtained as set forth under the heading “Corporate Governance Policies and Charters”, below. Any amendments to, or a waiver from, a provision of our Code of Business Conduct and Ethics that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) and is required to be disclosed by the relevant rules and regulations of the SEC will be posted on our website.

Corporate Governance Policies and Charters

Current copies of the following materials related to our corporate governance policies and practices are available publicly on our web site at www.broncodrill.com under the caption “Investor Relations — Corporate Governance”:

•	Code of Business Conduct and Ethics;

•	Bylaws;

•	Amended and Restated Certificate of Incorporation;

•	Audit Committee Charter;

•	Compensation Committee Charter; and

•	Nominating and Corporate Governance Committee Charter

Copies may also be obtained, free of charge, by writing to our corporate secretary, Zachary M. Graves, at Bronco Drilling Company, Inc., 16217 N. May Avenue, Edmond, Oklahoma 73013.

Identifying and Evaluating Nominees for Directors

Our nominating and corporate governance committee develops criteria for the selection of directors, including procedures for reviewing potential nominees proposed by stockholders. The committee reviews the desired experience, mix of skills and other qualities to assure appropriate board of directors’ composition, taking into account the current directors and the specific needs of our company and our board. The committee also reviews and monitors the size and composition of our board of directors and its committees to ensure that the requisite number of directors are “independent directors,” “non-employee directors” and “outside directors” within the meaning of any rules and laws applicable to our company. In addition to our board’s size, the committee assesses whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the committee will consider various potential candidates. The committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of our board through current board members, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the nominating and corporate governance committee and may be considered at any point during the year.

The committee will consider stockholder nominations for board candidates upon written submission of such recommendation to our corporate secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the committee at a regular or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the nominating and corporate governance committee.

The committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the committee will seek to achieve a balance of knowledge, experience and capability on our board. The committee uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current committee members, board members, professional search firms and other persons. After completing its evaluation, the committee approves the final slate of nominees and recommends to the board of directors that such director candidates be submitted for election at the annual meeting.

Our nominating and corporate governance committee approved the director nominees submitted for election at this annual meeting. Prior to the formation of our nominating and corporate governance committee, these functions were performed by our full board of directors.

Communications with our Board of Directors

Individuals may communicate with our board of directors or individual directors by writing to our corporate secretary at Bronco Drilling Company, Inc., 16217 N. May Avenue, Edmond, Oklahoma 73013. The corporate secretary will review all such correspondence and forward to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the corporate secretary, relates to the functions of our board of directors or committees thereof or that the corporate secretary otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee’s procedures established with respect to such matters.

Executive Sessions

Executive sessions of non-management directors are held at certain board meetings. Any non-management director can request that an additional executive session be scheduled. At each such meeting, one of the non-management directors is selected by the others to be the presiding director at that meeting.

Policy on Attendance by Board Members at the Annual Meeting

Our board has not adopted a policy on attendance by board members at our annual meeting of stockholders. Messrs. Harrison and Snipes attended our 2008 annual meeting of stockholders held on November 17, 2008.

REPORT OF AUDIT COMMITTEE

This statement is being provided to inform stockholders of the audit committee’s oversight with respect to our financial reporting.

The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2008 (the “Audited Financial Statements”) and footnotes thereto with management and our independent auditors. In addition, the audit committee discussed with the independent auditors the matters required to be disclosed by Statement of Auditing Standards No. 61, “Communication with Audit Committees” as amended by Statement of Accounting Standards No. 90, “Audit Committee Communications.” The audit committee discussed with our auditors the independence of such auditors from our management, including a review of audits and non-audit fees, and received written disclosures concerning the auditors’ independence required to be made by our auditors by applicable requirements of the Public Company Accounting Oversight Board. The audit committee has also discussed with our management and the independent auditors such other matters and received such assurance from them, as the audit committee deemed appropriate.

Management is responsible for the preparation and presentation of the audited financial statements, the establishment and maintenance of our disclosure controls and procedures and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with GAAP and issuing a report thereon and auditing the effectiveness of our internal controls and management’s assessment of the effectiveness of such internal controls. The audit committee’s responsibility is to monitor and oversee this process.

Based on the foregoing review and discussions with management and the independent auditors, and relying thereon, we have recommended to the company and the board the inclusion of the Audited Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

David W. House, Chairman
David L. Houston
William R. Snipes

INDEPENDENT AUDITORS

Grant Thornton LLP served as our independent auditor for fiscal 2008 and 2007. Aggregate fees billed to us by Grant Thornton LLP for 2008 and 2007 were as follows:

Fees	2008	2007

Audit Fees(1)	$461,631	$343,979
Audit-Related Fees(2)	$23,854	$50,678
Tax Fees(3)	$26,735	$59,750
All Other Fees	—	—
Total	$512,220	$454,407

(1)	Fees for audit service included billings for our annual audit, reviews of our quarterly reports, regulatory filings to the SEC, issuance of comfort letters and consents, Section 404 services, and out-of-pocket expenses associated with the services.

(2)	Audit related fees include fees for due diligence associated with acquisitions and benefit plan audits, including out-of-pocket expenses.

(3)	Tax fees include fees for review of corporate returns, tax consultation and advice.

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP in fiscal 2008 and 2007 were pre-approved by our audit committee. Non-audit services that received pre-approval in 2008 and 2007 include tax review, tax consultation and advice. The audit committee has considered whether the provisions of the non-audit services in 2008 is compatible with maintaining the independent auditors’ independence and concluded that the payment of such fees would not prohibit Grant Thornton LLP from maintaining its independence.

Grant Thornton LLP has been selected by the audit committee as our independent auditors for the fiscal year ending December 31, 2009. Representatives of Grant Thornton LLP will be present at the annual meeting and will be available to make statements and respond to questions from our stockholders.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers, other than Mr. Harrison, whose information is set forth above under the caption “Directors.”

Name	Age	Position

Mark Dubberstein	56	President
Zachary M. Graves	34	Chief Financial Officer, Secretary and Treasurer
Steven R. Starke	32	Chief Accounting Officer

Mark Dubberstein has served as our President since June 2007. He served as our General Counsel from January 2006 to June 2007. Prior to joining our company, Mr. Dubberstein was in private legal practice for twenty-five years, most recently as the senior member of Dubberstein, Heinen & Morris PC in Oklahoma City. His previous experience includes serving as Mid-Continent Counsel at Sohio Petroleum Company in Dallas. He received a Juris Doctorate from the University of Oklahoma College of Law and a Bachelor of Arts degree in English from Oklahoma State University.

Zachary M. Graves has served as our Chief Financial Officer, Secretary and Treasurer since April 2005. He served previously as our Controller and the Controller of Gulfport Energy Corporation from April 2003 to March 2005. Prior to joining our company, Mr. Graves served as an accountant with KPMG LLP from 2000 to 2003. He received a Bachelor of Business Administration degree in Accounting from the University of Oklahoma and is a licensed Certified Public Accountant.

Steven R. Starke has served as our Chief Accounting Officer since June 2007. Mr. Starke served previously as our Controller from May 2005 to June 2007. Prior to joining our company, Mr. Starke served as an accountant with Grant Thornton LLP in Oklahoma City from January 2000 to May 2005. He received a Bachelor of Business Administration degree in Accounting and Management Information Systems from the University of Oklahoma and is a licensed Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The compensation committee of our board of directors, which we refer to as the Committee, was established by our board of directors effective as of March 25, 2007. Until that date, we relied on the “controlled company” exemption from the requirement to have a compensation committee and the applicable transition rules, in each case as provided by NASDAQ listing standards.

The Committee is composed entirely of independent directors and has the responsibility for establishing, implementing and monitoring our compensation programs. The Committee annually reviews and recommends to our board of directors the compensation and benefits for our executive officers, administers our equity incentive plans, and assists with the establishment of general policies relating to compensation and benefits for all our employees. The Committee ensures that the total compensation paid to our officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executive officers are similar to those provided to our other officers and employees. We do not have compensation plans that are solely for executive officers. Prior to the formation of the Committee, all compensation programs, including those for our named executive officers, were administered by our board of directors and all functions of the Committee described below were performed by our board of directors.

Compensation Philosophy and Objectives

The objectives of our compensation programs are to attract and retain key executives, align the interests of our executives with those of our stockholders, and motivate and reward individual performance and contributions. The key elements of our compensation program are salary, annual bonus and long-term incentive compensation. We use these elements to meet our compensation objectives as follows:

•	Attract and retain key executives. We believe that to attract and retain talented executives, we must offer compensation that is competitive. We also believe that our executive officers are critical to the long-term success of our company. To facilitate their retention, we entered into employment agreements with Messrs. Harrison, Dubberstein and Graves during 2006, and Larry Bartlett, our former Senior Vice President of Rig Operations, and Mr. Starke during 2007, on terms that we believe are competitive. In setting the salary and bonus for each of these individuals pursuant to such employment agreements, our board of directors believed that the combined value of base salary and bonus was competitive with that paid to similarly situated executives.

•	Align the interests of our executives with those of our stockholders. In 2008, the Company used restricted stock awards to provide long-term incentive compensation and to align the financial interests of our executives with those of our stockholders. For a discussion of the Company’s long-term incentive policy, equity awards and the offer to exchange outstanding options for restricted stock awards, see “Long Term Incentive Compensation” below.

•	Motivate and reward individual performance and contributions. The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation. Individual performance and level of responsibility are considered in determining an executive’s annual salary, and are important factors in deciding discretionary bonuses and equity awards.

Compensation Benchmarking

To ensure our compensation is competitive, the Committee considers the competitive market for talent and compensation levels provided by comparable companies and seeks to minimize significant differences that could negatively impact our ability to attract and retain exceptional executive officers. During the third and fourth quarters of 2008, the Committee, with the assistance of an external compensation consultant, Equilar, Inc., reviewed the compensation practices at peer companies with which we compete for business and/or talent. Equilar, Inc. was retained to provide a competitive market pay analysis, which included total compensation measurement services, proxy data studies, board of directors pay studies and market trends. The Committee chose the companies listed below to serve as the peer group for its review because those companies, in the Committee’s opinion, consisted of direct competitors, similar sized companies within the energy industry, and Oklahoma-based energy companies with which we compete for talent.

•	Atwood Oceanics, Inc.

•	Basic Energy Services Inc.

•	Chesapeake Energy Corporation

•	Complete Production Services Inc.

•	Devon Energy Corporation

•	Grey Wolf, Inc.

•	Helmerich & Payne, Inc.

•	Key Energy Services, Inc.

•	Patterson-UTI Energy, Inc.

•	Pioneer Drilling Company

•	SandRidge Energy, Inc.

•	Union Drilling Inc

After completing its review, the Committee determined that 2008 compensation for our executive officers was appropriate and competitive with similarly situated companies, and, therefore, decided to make no changes to our compensation structure or policies. The Committee plans to retain Equilar, Inc. or another compensation consultant during 2009 to provide further analysis of our compensation structure and philosophy.

Role of Executive Officers

In 2008, the Committee, made all compensation decisions for our Chief Executive Officer and, after receiving input from the Chief Executive Officer, all other named executive officers of the Company. Our board of directors and the Committee reviewed the performance of our Chief Executive Officer, and following such review, determined to maintain the compensation of our Chief Executive Officer pursuant to his employment agreement, which is described in more detail below. The board of directors and the Committee, together with our Chief Executive Officer, reviewed the performance of our other named executive officers, and our Chief Executive Officer made compensation recommendations to the board of directors and the Committee with respect to our other named executive officers. No other executive officers were present at the time of such discussions. The board and the Committee considered such recommendations when making its final compensation decision for all named executive officers other than our Chief Executive Officer.

Base Salary

Prior to the establishment of the Committee, our board of directors annually reviewed the base salaries of our named executive officers. Since its establishment, the Committee has reviewed the base salaries of our named executive officers and, with respect to future salary determinations, will be reviewed by the Committee on an annual basis. Our board of directors and the Committee considered various factors, including with regard to the position of the named executive officer, the compensation of executive officers of companies within the peer group described above, the performance of such executive officer, increases in responsibilities and recommendations of our Chief Executive Officer with respect to base salaries of other named executive officers.

Each of our named executive officer’s annual base salary is set forth in his respective employment agreement discussed in more detail below. The annual base salary may be increased, but not decreased, at the discretion of the board of directors or the Committee. Based on the considerations described above, in August 2006, our board of directors established the annual base salary for Mr. Harrison at $450,000. The Committee decided to maintain such annual base salary for Mr. Harrison in 2007 and 2008. Based on the considerations described above, Mr. Dubberstein’s annual base salary was increased to $325,000 in April 2007, and Mr. Graves’ annual base salary was increased to $325,000 in July 2007. The Committee decided to maintain such annual base salaries for 2008. Based on the considerations described above, Mr. Starke’s annual base salary was increased to $150,000 in September 2008. See “Summary Compensation Table” below. The terms of each executive officer’s employment agreement are discussed in more detail under the heading “Employment Agreements” below.

Bonus

Under the terms of his employment agreement, our Chief Executive Officer is eligible to receive an annual bonus in an amount not less than 66.7% of his annual base salary. The compensation provided in that employment agreement was established by our board of directors based upon an assessment of the compensation practices and competitive market conditions existing at such time. See “Employment Agreements” below. In 2008, we paid our Chief Executive Officer the compensation required under his employment agreement, including the minimum bonus required under that agreement, which was $300,000. The Committee did not make any determination whether or not to pay such bonus, as it was required under the employment agreement. The Committee did determine not to pay a bonus that was higher than the minimum amount required because it believed that such amount was sufficient, when aggregated with his base salary, to cause the cash component of his compensation to be comparable to similarly situated executives of our competitors. The Committee did not consider any other factors in making such determination.

In 2008, our other named executive officers were eligible to receive an annual bonus if recommended by the Chief Executive Officer and approved by the Committee in its discretion. Our President, Chief Financial Officer, and Chief Accounting Officer received bonuses of $100,000, $100,000 and $20,000, respectively. These bonuses were discretionary and based on various factors, including our profitability, growth, market share, and safety record achieved, and each individual’s contributions to the Company, in 2008. In determining these bonuses, the Committee did not assign any particular weight to any of these factors relative to one another, nor did it establish any targets or benchmarks that were required to be achieved with respect to any of these factors for a bonus to be earned. Ultimately, the Committee determined that the bonuses paid were appropriate compensation based upon all of these factors considered as a whole and consistent with our compensation philosophy and objectives. Further details regarding 2008 bonuses for our Chief Executive Officer and other named executive officers are set forth under the heading “Summary Compensation Table” below.

Long-Term Incentive Compensation

2008 Awards.  In January 2008, the Committee approved restricted stock awards of 50,000 shares to our Chief Executive Officer, 33,333 shares to our President, 48,333 shares to our Chief Financial Officer, 28,333 shares to our former Senior Vice President of Rig Operations, 10,042 shares to our Chief Accounting Officer, and 5,000 shares to each of Messrs. Hill, Snipes and Houston, under our 2006 Stock Incentive Plan described in more detail below. These shares of restricted stock vest in two equal annual installments beginning on February 25, 2009, subject to earlier vesting or forfeiture in certain circumstances. These awards were made in the discretion of the Committee to help incentivize these directors and executive officers by maintaining a comparable amount of unvested shares of restricted stock as they had prior to recent vestings.

2009 Awards.  In January 2009, the Committee approved restricted stock awards of 112,395 shares to our Chief Executive Officer, 71,429 shares to our President, 81,148 shares to our Chief Financial Officer, and 22,573 shares to our Chief Accounting Officer, under our 2006 Stock Incentive Plan described in more detail below. These shares of restricted stock vest in two equal annual installments beginning on February 25, 2010, subject to earlier vesting or forfeiture in certain circumstances. In February 2009, the Committee approved restricted stock awards of 11,240 shares to each of Messrs. Hill, House, Houston and Snipes. These shares of restricted stock vest on February 25, 2010 or immediately prior to our 2009 annual meeting of stockholders, subject to earlier vesting or forfeiture in certain circumstances. The awards were made at the discretion of the Committee to help incentivize these directors and executive officers by maintaining a comparable value of unvested shares of restricted stock as they had prior to recent vestings.

Long-Term Incentive Policy.  Although in the past we awarded both options and restricted stock as part of our long-term incentive compensation program, our board of directors and the Committee believe that restricted stock awards are an essential component of our compensation strategy, and we intend to continue offering such awards in the future. Further, we anticipate that any equity awards granted to our directors and executive officers during the remainder of 2009 will be in the form of restricted stock. The Committee may also determine to issue other forms of stock-based awards to our named executive officers or other eligible participants under our 2006 Stock Incentive Plan or other equity incentive plans in effect at that time. Our current equity incentive plans are described under the headings “2006 Stock Incentive Plan” and “2005 Stock Incentive Plan” below.

If there is a change of control of the Company, as defined in our 2006 Stock Incentive Plan, the vesting for any restricted shares granted that have not yet vested will be accelerated to immediately prior to the date of the change of control, provided the eligible holder has remained a director, employee or consultant of ours or one of our affiliates through the date of such change of control.

Perquisites and Other Personal Benefits

Our company provides our named executive officers with a limited number of perquisites or other personal benefits, primarily consisting of company vehicles and club memberships, that we believe help provide a competitive package of compensation and benefits. The value of these benefits is disclosed under the heading “Summary Compensation Table” below.

Broad-Based Employee Benefits

401(k) Plan.  We have a defined contribution retirement plan in which certain of the named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all U.S. employees including the named executive officers. Under the plan, we match 100% of employees’ contributions up to 5% of eligible compensation, up to a maximum in 2008 of $11,500. Employee and employer contributions vest immediately.

Our named executive officers are eligible to participate in all of our other employee benefit plans which include medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as all other employees.

Employment Agreements

We believe that employment agreements are critical to the attraction and retention of our key executive officers; therefore, the Company is a party to employment agreements with each of its executive officers. Employment agreements with D. Frank Harrison, our Chairman of the Board and Chief Executive Officer, Mark Dubberstein, our President, and Zachary M. Graves, our Chief Financial Officer, were each entered into effective as of August 8, 2006, as amended effective as of August 2, 2007. An employment agreement was entered into with Larry L. Bartlett, our former Senior Vice President of Rig Operations, effective as of August 2, 2007, and with Steven Starke, our Chief Accounting Officer, effective as of August 3, 2007. As used in this section, all references to an individual’s employment agreement will describe the agreement as amended, if applicable. Each employment agreement has a three-year term, subject to automatic extensions for one additional year so that the remaining term will be not less than two nor more than three years. Annual base salaries are currently $450,000 per year for Mr. Harrison, $325,000 per year for Mr. Dubberstein, $325,000 per year for Mr. Graves, and $150,000 per year for Mr. Starke. Mr. Harrison is eligible to receive an annual bonus in an amount not less than 66.7% of his annual base salary and Messrs. Dubberstein, Graves, and Starke are eligible to receive an annual discretionary bonus as established by the board of directors or the Committee. If we terminate an employment agreement without cause, the executive officer is entitled to severance pay in an amount equal to: (1) the base salary earned and unpaid through the date of such termination plus the executive officer’s base salary for the remainder of the term of his agreement; provided, however, that such amount may not be less than twice the base salary in effect on the date of the termination, plus (2) the greater of any target bonus for the year of termination or the average of the two immediately preceding years’ annual incentive bonuses; plus (3) any vacation pay accrued through the date of the termination. In addition, for a period of the greater of 24 months after such termination or the remainder of the term of the executive officer’s agreement, the Company will continue to provide the executive officer (and his family, as applicable) with medical, dental, and life insurance and other similar benefits.

We believe that the executive’s performance generally may be hampered by distraction, uncertainty and other activities in the event of an actual or threatened change of control event. To reduce such adverse effects and encourage fair treatment of our executive officers in connection with any such change of control event, the above-referenced employment agreements include change of control protections. If, within two years following a change of control the Company terminates the employment of any such executive officer with or without cause or such executive officer resigns with or without cause or good reason, such executive officer would be entitled to a severance payment, payable in a lump sum in cash following such executive officer’s termination, in an amount equal to three times the sum of (1) his highest paid annual base salary, plus (2) the bonus calculated as discussed below, plus any applicable gross-up payment. We believe that the double trigger requiring both (1) the termination with or without cause or resignation with or without cause or good reason and (2) a change of control event is appropriate to provide fair treatment of these named executive officers without creating a windfall.

For Messrs. Harrison, Dubberstein and Graves, the bonus paid upon qualifying termination in the event of a change of control will be calculated based on the average of the last three years’ annual bonuses or such lesser number of years as such executive may have been employed. For Mr. Starke, the bonus payable to him upon qualifying termination in the event of a change of control will be the greater of any target bonus for the year of termination or the highest bonus paid to him during his employment with the Company.

The employment agreements also provide that in the event of a termination of the executive officer’s employment (1) by the Company without cause, (2) by the executive officer for good reason or (3) in connection with a change of control, (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock held by such executive officer immediately prior to such termination will immediately become 100% vested and (b) the executive officer’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive officer’s termination of employment.

As defined in the employment agreements, “change of control” occurs in the event any individual, entity or group acquires beneficial ownership of 40% or more of either (a) the then outstanding shares of Company common stock or (b) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, provided that any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company will not constitute a “change in control.” In addition, a change of control occurs when the individuals who, as of the date of these employment agreements, constitute the Company’s board of directors (the “incumbent board”) cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the date of these employment agreements whose election, or nomination for election by our stockholders, is approved by a vote of at least a majority of the directors then comprising the incumbent board will be considered a member of the incumbent board as of the date thereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the incumbent board will not be deemed a member of the incumbent board as of the date of these employment agreements. In addition, a change of control will occur upon the consummation of certain specified business combinations and upon the approval by our stockholders of a complete liquidation or dissolution of the Company.

The employment agreements also provide that in the event of termination upon the disability of the executive officer, the Company will pay him his base salary in effect on the date of termination through the remaining term of the employment agreement, but in any event through the expiration date. The payment of such amounts will be made during the remaining term of the employment agreements in installments consistent with the Company’s normal payroll practices; provided, however, that if the named executive officer is a “specified employee” as defined in regulations under Section 409A of the Internal Revenue Code, such payments will commence on the first payroll payment date that is more than six months following the termination date and the first payment will include any amounts that would have otherwise been payable during the six-months period. Notwithstanding the foregoing, the amounts payable to the executive officer in the event of termination upon disability will be reduced by any benefits payable under any of the Company’s disability plans to such executive officer. If the executive officer dies during the term of his employment agreement, his employment will be terminated on such date and his estate will be entitled to receive his base salary for a period of twelve months after the effective date of such termination any other benefits accrued through the effective date of such termination.

In addition, in the event it is determined that any payment or distribution by the Company or its subsidiaries or affiliates to or for the benefit of the executive officer (whether paid or payable or distributed or distributable pursuant to the terms of his employment agreement or otherwise) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties related to such excise tax, the executive officer will be entitled to receive an additional gross-up payment from the Company. The gross-up payment will be equal to the amount such that after payment by the executive officer of all taxes (including the excise tax, income taxes, interest and penalties imposed with respect to such taxes) on the gross-up payment, the executive officer will retain an amount of the gross-up payment equal to the excise tax imposed on the payment or distribution to or for the benefit of such executive officer.

The agreements also provide that each executive officer may not, during the term of his employment with the Company and for a period extending one year from the date of the termination of his employment with the Company, disclose any confidential information regarding the Company or use any such confidential information for any purpose other than the performance of his employment with the Company. Each executive officer is also prohibited, during the term of his employment with the Company and for a period of six months following the termination of his employment with the Company for any reason other than without cause or in connection with a change of control, from soliciting, inducing, enticing or attempting to entice any employee, contractor, customer, vendor or subcontractor to terminate or breach any relationship with the Company or any of its subsidiaries or affiliates.

Further details regarding potential payments to these named executive officers upon termination or following a change of control event is set forth below under the heading “Potential Payments upon Termination or Change of Control.”

Other Change of Control Arrangements

To promote retention of executives, restricted stock grants contain “change of control” provisions, which trigger full vesting upon a change of control. We believe that these acceleration provisions are generally consistent with our competitors’ change of control protections offered to their similarly situated officers. Potential payments to our Chief Executive Officer and other named executive officers upon termination or following a change of control event are set forth under the heading “Potential Payments upon Termination or Change of Control.”

Separation Agreement and Release

In connection with the resignation of our former Senior Vice President of Rig Operations, Larry Bartlett, on September 10, 2008, we and Mr. Bartlett entered into a separation agreement and release, effective as of September 10, 2008. Pursuant to the separation agreement, our employment agreement with Mr. Bartlett, effective as of August 2, 2007, was terminated, with the exception of the restrictive covenants concerning confidentiality and non-disclosure by Mr. Bartlett and certain other obligations that survive the termination of the agreement, and Mr. Bartlett released us and our affiliates and certain others from any claims he may have relating to matters or events arising on or before the effective date of the separation agreement. Under this agreement, we paid Mr. Bartlett on the effective date the remaining amounts due to Mr. Bartlett under the terms of his employment agreement. This amount totaled $572,482.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Our policy is to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. We intend, to the extent feasible and when we believe it is in the best interests of our Company and our stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the development and execution of our compensation plans.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee authorized, approved and recommended the inclusion of the Compensation Discussion and Analysis in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Committee.

COMPENSATION COMMITTEE

William R. Snipes, Chairman
Dr. Gary C. Hill
David W. House

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation earned by our named executive officers during the years ended December 31, 2008, 2007 and 2006.

Name and Principal				Stock	Option	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards	Compensation(3)	Total

D. Frank Harrison	2008	$450,000	$300,000	$1,514,737	—	$15,577	$2,280,314
Chairman and Chief	2007	$450,000	$300,000	$891,698	$242,778	$15,577	$1,900,053
Executive Officer	2006	$353,846	$387,500	$187,501	$582,667	$7,942	$1,519,456
Mark Dubberstein(4)	2008	$325,000	$100,000	$716,630	—	$25,371	$1,167,001
President	2007	$291,346	$100,000	$331,688	$164,653	$13,942	$901,629
	2006	$201,648	$50,000	—	$345,299	$7,692	$604,639
Zachary M. Graves	2008	$325,000	$100,000	$1,036,051	—	$12,208	$1,473,259
Chief Financial Officer,	2007	$272,115	$100,000	$464,197	$239,083	$17,395	$1,092,790
Secretary and Treasurer	2006	$194,231	$210,000	—	$474,050	$14,729	$893,010
Steven R. Starke(5)	2008	$134,615	$20,000	$220,451	—	$6,731	$381,797
Chief Accounting Officer	2007	$122,692	$20,000	$96,152	$55,640	$8,488	$302,972
	2006	$104,038	$27,500	—	$103,111	$9,214	$243,863
Larry Bartlett(6)	2008	$167,019	—	$959,495	—	$598,261	$1,724,775
Former Senior	2007	$225,000	$25,000	$287,518	$151,167	$15,731	$704,416
Vice President of Rig	2006	$194,077	$167,565	—	$322,900	$10,863	$695,405
Operations

(1)	Reflects cash award paid in 2008, 2007 and 2006, respectively.

(2)	Reflects the amount of expense recognized by the Company for the fiscal years ended December 31, 2008, 2007 and 2006, respectively, related to all outstanding equity awards for each named executive officer in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123 (R)), disregarding any adjustments for potential forfeitures.

(3)	Reflects (a) the amount of our matching contributions to our 401(k) plan for the benefit for the named executive officer: (1) $15,577 for 2008, $15,577 for 2007, and $7,942 for Mr. Harrison, (2) $13,125 for 2008, $13,942 for 2007 and $7,692 for 2006 for Mr. Dubberstein, (3) $11,250 for 2008, $11,106 for 2007 and $8,460 for 2006 for Mr. Graves, (4) $20,500 for 2008, $11,250 for 2007 and $7,702 for 2006 for Mr. Bartlett and (5) $6,731 for 2008, $6,135 for 2007 and $4,554 for 2006 for Mr. Starke; (b) the amount of club membership dues: (1) $1,292 for 2007 and $6,269 for 2006 for Mr. Graves, (2) $1,576 for 2008, $3,720 for 2007 and $3,161 for 2006 for Mr. Bartlett, (3) $12,246 for 2008 for Mr. Dubberstein and (4) $2,353 for 2007 and $4,660 for 2006 for Mr. Starke; (c) the amount of personal use of company vehicles: (1) $958 for 2008, $4,997 for 2007 and $3,398 for 2006 for Mr. Graves, and (2) $3,704 for 2008, $761 for 2007 and $1,099 for 2006 for Mr. Bartlett; and (d) the amount of severance expense paid by the Company upon termination of employment of our former Senior Vice President of Rig Operations ($572,481 for Mr. Bartlett).

(4)	Mr. Dubberstein has served as our President since June 2007. Mr. Dubberstein previously served as our General Counsel from January 2006 to June 2007.

(5)	Mr. Starke has served as our Chief Accounting Officer since June 2007. Mr. Starke previously served as our Controller from May 2005 to June 2007.

(6)	Mr. Bartlett’s employment with Company was terminated on September 10, 2008.

Grants of Plan-Based Awards

The following table contains information with respect to the named executive officers concerning grants of plan-based awards during 2008.

			All Other
		All Other	Option
		Stock Awards:	Awards:		Grant Date
		Number of	Number of	Exercise or	Fair Value of
		Shares of	Securities	Base Price of	Stock and
		Stock or Units	Underlying	Option	Option
Name	Grant Date	(1)	Options	Awards	Awards(2)

D. Frank Harrison	01/18/2008	50,000	—	—	$671,000
Mark Dubberstein	01/18/2008	33,333	—	—	$447,329
Zachary M. Graves	01/18/2008	48,333	—	—	$648,629
Steven R. Starke	01/18/2008	10,042	—	—	$134,764
Larry Bartlett	01/18/2008	28,333	—	—	$380,229

(1)	Reflects shares of restricted stock awarded in January 2008 under our 2006 Stock Incentive Plan.

(2)	Reflects the grant date fair value of each equity award computed in accordance with SFAS No. 123 (R) using the closing price of our common stock on The NASDAQ Global Select Market on January 18, 2008, or $13.42.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information with respect to the named executive officers concerning outstanding equity awards at December 31, 2008.

	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested(1)

D. Frank Harrison	—	—	—	—	122,224	$789,567
Mark Dubberstein	—	—	—	—	75,000	$484,500
Zachary M. Graves	—	—	—	—	105,000	$678,300
Steven R. Starke	—	—	—	—	21,750	$140,505
Larry Bartlett	—	—	—	—	—	—

(1)	Calculated by multiplying the number of unvested shares of restricted stock by the closing price of our common stock on The NASDAQ Global Market on December 31, 2008, or $6.46.

Option Exercises and Stock Vested

The following table contains information with respect to the named executive officers concerning option exercises and stock vested in fiscal 2008.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise	Exercise	Acquired on Vesting	Vesting(1)

D. Frank Harrison	—	—	72,220	$1,089,923
Mark Dubberstein	—	—	33,333	$494,995
Zachary M. Graves	—	—	48,333	$717,745
Steven R. Starke	—	—	10,042	$149,124
Larry Bartlett	—	—	93,333	$1,278,095

(1)	Calculated by multiplying the number of shares of restricted stock by the closing price of our common stock on The NASDAQ Global Market on the date of vesting.

Nonqualified Deferred Compensation

We do not currently have in place any nonqualified deferred compensation arrangements.

Pension Benefits

We do not currently offer any pension benefits.

Potential Payments upon Termination or Change of Control

The following table sets forth the potential payments due to our named executive officers assuming the executive’s employment was terminated by us without cause or by the executive for good reason or in the event of a change of control at December 31, 2008. The termination events, including those upon change of control, triggering payments or other benefits to our named executive officers are described under the headings “Employment Agreements” above.

Termination Following a Change of Control

				Vesting of
				Restricted	Excise Tax
Name	Salary(1)	Bonus		Stock(4)	Gross-Up	Total

D. Frank Harrison	$1,350,000	$987,500	(2)	$789,561	—	$3,127,061
Mark Dubberstein	$975,000	$250,000	(2)	$484,500	—	$1,709,500
Zachary M. Graves	$975,000	$410,000	(2)	$678,300	—	$2,063,300
Steven R. Starke	$450,000	$82,500	(3)	$140,505	$197,496	$870,501

(1)	Calculated as an amount equal to three times the named executive officers’ highest paid annual base salary.

(2)	Calculated as an amount equal to three times the named executive officers’ average bonus for the last three years or such lesser number of years as the named executive officers may have been employed.

(3)	Calculated as an amount equal to three times the named executive officer’s highest paid annual bonus during his employment with the Company.

(4)	Calculated by multiplying the number of unvested shares of restricted stock by the closing price of our common stock on The NASDAQ Global Market on December 31, 2008, or $6.46.

Termination Without Cause or For Good Reason

			Vesting of	Continued
			Restricted	Benefit Plan
Name	Salary(1)	Bonus(2)	Stock(3)	Coverage(4)	Total

D. Frank Harrison	$1,162,500	$300,000	$789,561	$15,694	$2,267,755
Mark Dubberstein	$839,583	$100,000	$484,500	$23,167	$1,447,250
Zachary M. Graves	$839,583	$100,000	$678,300	$23,167	$1,641,050
Steven R. Starke	$387,500	$20,000	$140,505	$23,167	$571,172

(1)	Calculated as an amount equal to the named executive officers’ base salary as in effect on the termination date continuing through the remaining term of each named executive officer’s agreement.

(2)	Calculated as the greater of any target bonus for the year of termination or the average of the immediately preceding two years’ annual incentive bonuses received by the named executive officer or such lesser number of years as the named executive officer may have been employed.

(3)	Calculated by multiplying the number of unvested shares of restricted stock by the closing price of our common stock on The NASDAQ Global Market on December 31, 2008, or $6.46.

(4)	Reflects the estimated cost to us to provide existing medical and dental benefits to each named executive officer for the time period remaining in each named executive officer’s agreement.

Termination Upon Death

In the event of the death of our Chief Executive Officer, President, Chief Financial Officer, Senior Vice President of Rig Operations, or Chief Accounting Officer, the executive’s beneficiary will receive the named executives’ base salary for a period of 12 months and any benefits accrued through the date of death. At December 31, 2008, the base salary of our (1) Chief Executive Officer was $450,000, (2) President was $325,000, (3) Chief Financial Officer was $325,000, and (4) Chief Accounting Officer was $150,000.

Termination Upon Disability

In the event of the disability of our Chief Executive Officer, President, Chief Financial Officer, or Chief Accounting Officer, the executive will continue to receive his base salary through the remaining term of the contract. Had the event occurred at December 31, 2008, our Chief Executive Officer would be entitled to $1,162,500, our President would be entitled to $839,583, our Chief Financial Officer would be entitled to $839,583, and our Chief Accounting Officer would be entitled to $387,500 over the remaining term of the contracts.

Director Compensation

The following table contains information with respect to 2008 compensation of our directors who served in such capacity during that year, except directors who are also our named executive officers who do not receive compensation for services as directors.

Director’s Compensation Table for the Fiscal Year Ended December 31, 2008

	Fees Earned
	or Paid in	Stock	Option	All Other
Name	Cash	Awards(1)	Awards	Compensation	Total

Gary C. Hill	$47,500	$150,074	—	—	$197,574
David W. House	$6,170	—	—	—	$6,170
David L. Houston	$25,000	$106,474	—	—	$131,474
Mike Liddell(2)	—	—	—	—	—
William R. Snipes	$50,000	$150,074	—	—	$200,074

(1)	Reflects the amount of expense recognized by the Company for the fiscal year related to all outstanding equity awards for each named director in accordance with SFAS No. 123 (R), disregarding any adjustments for potential forfeitures.

(2)	Mr. Liddell resigned as a member of our board of directors on August 5, 2008.

Historically, our non-employee directors were paid a monthly retainer of $1,000 and a per meeting attendance fee of $500 and were reimbursed for all ordinary and necessary expenses incurred in the conduct of our business. To ensure the compensation of our directors is competitive with other similarly situated directors, the Committee, with the assistance of an external compensation consultant, Equilar, Inc., reviewed the director compensation practices at the peer companies described above under the heading “Compensation Benchmarking.” After completing its review in the fourth quarter of 2008, the Committee determined that the Company’s historical compensation for directors was not competitive with similarly situated companies. The Committee, therefore, recommended to our board of directors that the cash component of director compensation be increased to a monthly retainer of $3,000, without per meeting attendance fees. The Committee believed that per meeting attendance fees were unnecessary, as the incentive to attend board meetings should be to comply with director fiduciary duties as opposed to cash compensation. Furthermore, despite many peer companies compensating board members for committee membership, the Committee concluded that each non-employee director should serve on board committees without additional compensation. Our board of directors approved such recommendations, which were implemented after our 2008 annual meeting of stockholders held on November 17, 2008.

In January 2008, the Committee approved restricted stock awards of 5,000 shares to each of Messrs. Hill, Snipes and Houston under our 2006 Stock Incentive Plan. One half of these shares of restricted stock vested on February 25, 2009. The remaining one half vest on February 25, 2010, subject to earlier vesting or forfeiture in certain circumstances. These awards were made in the discretion of the Committee to help incentivize these directors by maintaining a comparable amount of unvested shares of restricted stock they had prior to recent vestings. In January 2009, the Committee approved restricted stock awards of 11,240 shares to each of Messrs. Hill, House, Houston and Snipes under our 2006 Stock Incentive Plan. These shares of restricted stock vest on February 25, 2010, subject to earlier vesting or forfeiture in certain circumstances. These awards were made in the discretion of the Committee to help incentivize these directors by maintaining a comparable value of unvested shares of restricted stock they had prior to recent vestings. We anticipate that in the future our non-employee directors will receive restricted stock awards, rather than options, in such amounts that will be determined by the Committee in its discretion. Members of our board of directors who are also officers or employees of our company, including our named executive officers, do not receive any additional compensation for their services as directors.

2006 Stock Incentive Plan

Our board of directors and a majority of our stockholders approved our 2006 Stock Incentive Plan, which we refer to as the 2006 Plan, effective April 20, 2006. No further awards will be made under our 2005 Stock Incentive Plan discussed below. The purpose of the 2006 Plan is to provide a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of one or more of the following awards: (1) incentive stock options, (2) nonstatutory stock options, (3) restricted awards, (4) performance awards and (5) stock appreciation rights.

The purpose of the plan is to enable our company, and any of its affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives that are linked directly to increases in share value that will inure to the benefit of our stockholders.

Eligible award recipients are employees, consultants and directors of our company and its affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock that may be issued upon exercise of all awards under the plan, including incentive stock options, may not exceed 2,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure.

In January 2008, we granted restricted stock awards of (i) 50,000 shares to Mr. Harrison, (ii) 33,333 shares to Mr. Dubberstein, (iii) 48,333 shares to Mr. Graves, (iv) 28,333 shares to Mr. Bartlett, and (v) 10,042 shares to Mr. Starke. In January 2009, we granted restricted stock awards of (i) 112,395 shares to Mr. Harrison, (ii) 71,429 shares to Mr. Dubberstein, (iii) 81,148 shares to Mr. Graves, (iii) and 22,573 shares to Mr. Starke, under our 2006 Stock Incentive Plan described in more detail below. These shares of restricted stock vest in two equal annual installments beginning on February 25, 2010, subject to earlier vesting or forfeiture in certain circumstances. As of October 5, 2009, no options to purchase shares of our common stock were outstanding and 549,559 shares of restricted common stock were outstanding under our 2006 Plan. There were 1,290,871 shares available for future grants under our 2006 Plan as of October 5, 2009.

2005 Stock Incentive Plan

Our 2005 Stock Incentive Plan, which we refer to as the 2005 Plan, was adopted on July 20, 2005 and amended on November 16, 2005. The purpose of the 2005 Plan was to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who would contribute to our long-range success and to provide incentives which were linked directly to increases in share value which will inure to the benefit of our stockholders. The 2005 Plan provided a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of incentive stock options and nonstatutory stock options. Eligible award recipients under the 2005 Plan were our and our affiliates’ employees, consultants and directors. Incentive stock options under the 2005 plan could be granted only to employees. Awards other than incentive stock options under the 2005 Plan could be granted to employees, consultants and directors. The shares that may be issued upon exercise of the options are from authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards under the plan, including incentive stock options, could not exceed 1,000,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. Under the 2005 Plan, employee stock options generally became exercisable in equal monthly installments over a three-year period, and all options generally expire ten years after the date of grant. As a result of the Exchange Offer and the forfeiture of certain options, all options granted pursuant to the 2005 Plan have been cancelled. No further awards will be made under this plan.

Liability Insurance and Indemnification Agreements

We have obtained liability insurance for our current directors and officers. We have also entered into contractual indemnification arrangements with our directors and executive officers under which we have agreed, in certain circumstances, to compensate them for costs and liabilities incurred in actions brought against them while acting as directors or executive officers of our company.

Compensation Committee Interlocks and Insider Participation

We currently maintain a compensation committee. The Committee was established by our board of directors effective as of March 25, 2007. The Committee is composed of Messrs. Snipes, House and Hill.

No Committee member is or was during the fiscal year ended December 31, 2008 an officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of our executive officers served as a director or member of the Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Committee or as one of our directors.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to shares of our common stock that may be issued under our equity compensation plans as of December 31, 2008.

Number of
Securities
	Number of		Remaining
	Securities to be	Weighted Average	Available for
	Issued Upon	Exercise Price per	Future Issuance
	Exercise of	Share of	Under Equity
	Outstanding	Outstanding	Compensation
	Options,	Options,	Plans (Excluding
	Warrants	Warrants	Securities Reflected
Plan Category	and Rights	and Rights	in Column (a))
	(a)	(b)	(c)

Equity Compensation plans approved by security holders	—	—	1,698,578
Equity Compensation plans not approved by security holders	—	—	—
Total	—	—	1,698,578

(1)	As of October 5, 2009, we had no options to purchase shares of our common stock outstanding. As of October 5, 2009, we had issued 549,559 shares of our restricted stock under the 2006 Plan. The securities remaining available for future issuance reflect securities that may be issued under the 2006 Plan, as no more shares remain available for the grant of awards under the 2005 Plan.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth as of October 5, 2009 (unless otherwise specified) the number and percentage of shares of our common stock beneficially owned by (1) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, and (2) each of our directors, each of our named executive officers, and all of our directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Beneficial ownership is based upon the most recent Forms 3, 4 and 5 and Schedules 13D and 13G filings with the SEC and reports made directly to us. In computing the number of shares of our common stock beneficially owned by a person and the beneficial ownership percentage of that person, shares of our common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 5, 2009 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as set forth in the footnotes to this table, percentage of beneficial ownership of our common stock is based upon 27,217,459 shares of our common stock outstanding as of October 5, 2009. To our knowledge, except as set forth in the footnotes to this table, the beneficial owners named in the table below have sole voting and investment power with respect to all shares of capital stock held by them.

Principal Stockholders

	Shares Beneficially		Percent Beneficially
Name and Address of Beneficial Owner	Owned		Owned

5% Stockholders
Third Avenue Management LLC	6,184,304	(1)	22.72	%(5)
622 Third Avenue 32 Floor New York, NY 10017
Inmobiliaria Carso, S.A. de C.V	4,200,000	(2)	14.59	%(6)
Avenida Insurgentes Sur #3500 PB, Colonia Peña Pobre Delegación Tlalpan, CP 14060 México D.F., México
Met Investors Advisory, LLC	4,134,324	(3)	15.19	%(5)
5 Park Plaza, Suite 1900 Irvine, CA 92614
Dimensional Fund Advisors LP	1,683,644	(4)	6.19	%(5)
1299 Ocean Avenue Santa Monica, CA 90401
Banco Inbursa, S.A. Institucion de Banca Multiple Grupo	1,554,360	(2)	5.4	%(6)
Financiero Inbursa Avenida Insurgentes Sur #3500 PB, Colonia Peña Pobre Delegación Tlalpan, CP 14060 México D.F., México

(1)	Based solely upon information obtained from Schedule 13G filed with the SEC on February 13, 2009 on behalf of Third Avenue Management LLC, or Third Avenue. Third Avenue, in its capacity as investment advisor, has shared power to vote or to direct the vote with respect to 6,184,304 shares of our common stock and has shared power to dispose or to direct the disposition of 6,184,304 shares of our common stock. These shares are owned of record by clients of Third Avenue which have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares. Of these shares, 4,134,324 are also beneficially owned by Met Investors Advisory, LLC.

(2)	Based solely upon information obtained from Schedule 13D filed with the SEC on September 23, 2009 by Inmobiliaria Carso, S.A. de C.V., or Inmobiliaria, and Banco Inbursa, S.A. Institucion de Banca Multiple Grupo

Financiero Inbursa or Banco Inbursa. Pursuant to the Schedule 13D, Inmobiliaria beneficially owns directly 4,200,000 shares of our common stock as of September 23, 2009. Banco Inbursa directly owns a warrant, which represents the right, subject to certain terms, conditions and limitations, to purchase up to 5,440,770 shares of our common stock. As of September 23, 2009, the number of shares of our common stock issuable upon exercise of the warrant after giving effect to the limitations set forth in the warrant is 1,554,360 shares of our common stock. Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit indirectly beneficially own a majority of the issued and outstanding voting and equity securities of each of Inmobiliaria and Banco Inbursa and therefore may be deemed to share beneficial ownership of all of the company shares beneficially owned by Inmobiliaria and Banco Inbursa. Due to the relationship among Inmobiliaria, Banco Inbursa and each of the individuals listed above, these reporting persons may be deemed to constitute a “group”, and therefore each reporting person may be deemed to beneficially own all of the company shares beneficially owned by Inmobiliaria and Banco Inbursa. Each of Inmobiliaria and Banco Inbursa disclaims beneficial ownership of all of the shares of our common stock that may be deemed to be beneficially owned by it except with respect to any shares of our common stock directly owned by such reporting person.

(3)	Based solely upon information obtained from Schedule 13G filed with the SEC on April 15, 2009 by Met Investors Advisory, LLC, or Met. Met, in its capacity as an investment advisor, serves as investment manager of each series of Met Investors Series Trust, or the Trust. In its role as investment manager of the Trust, Met has contracted with certain sub-advisers to make the day-to-day investment decisions for the certain series of the Trust. Pursuant to the 13G, Met has shared power to vote or to direct the vote with respect to 4,134,324 shares of our common stock and has shared power to dispose or direct the disposition of 4,134,324 shares of our common stock.

(4)	Based solely upon information obtained from Schedule 13G filed with the SEC on February 9, 2009 on behalf of Dimensional Fund Advisors LP, or Dimensional. Dimensional, in its capacity as investment advisor, has shared power to vote or to direct the vote with respect to 1,636,298 shares of our common stock and has shared power to dispose or to direct the disposition of 1,683,644 shares of our common stock. These shares are owned of record by clients of Dimensional which have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares.

(5)	Determined by dividing the number of shares reported as beneficially owned by 27,217,459 shares of common stock outstanding.

(6)	Percentage ownership is calculated based on (i) 27,217,459 shares of common stock outstanding, and (ii) 1,554,360 shares of common stock issuable upon partial exercise of the warrant (see footnote (2) above for a description of the warrant), representing the maximum number of shares of common stock issuable upon exercise of the warrant as of September 23, 2009.

Directors and Named Executive Officers

	Shares Beneficially	Percent Beneficially
Name	Owned	Owned

D. Frank Harrison(1)	125,328	*
Gary C. Hill(2)	23,740	*
David L. Houston(3)	23,740	*
David W. House(4)	31,240	—
William R. Snipes(5)	11,240	*
Mark Dubberstein(6)	—	—
Zachary M. Graves(7)	56,083	*
Steven R. Starke(8)	10,044	*
Directors and executive officers as a group (8 persons)(9)	281,415	*

(1)	Does not include 137,395 shares of restricted stock, none of which restrictions will lapse within 60 days of the date hereof except pursuant to a change of control.

(2)	Includes 11,240 shares of restricted stock, which restrictions will lapse on November 12, 2009 or pursuant to a change of control. Does not include 2,230 shares of restricted stock, none of which restrictions will lapse within 60 days of the date hereof except pursuant to a change of control.

(3)	Includes 11,240 shares of restricted stock, which restrictions will lapse on November 12, 2009 or pursuant to a change of control. Does not include 2,230 shares of restricted stock, none of which restrictions will lapse within 60 days of the date hereof except pursuant to a change of control.

(4)	Includes 11,240 shares of restricted stock, which restrictions will lapse on November 12, 2009 or pursuant to a change of control.

(5)	Includes 11,240 shares of restricted stock, which restrictions will lapse on November 12, 2009 or pursuant to a change of control. Does not include 2,230 shares of restricted stock, none of which restrictions will lapse within 60 days of the date hereof except pursuant to a change of control.

(6)	Does not include 96,429 shares of restricted stock, none of which restrictions will lapse within 60 days of the record date except pursuant to a change of control.

(7)	Does not include 113,648 shares of restricted stock, none of which restrictions will lapse within 60 days of the record date except pursuant to a change of control.

(8)	Does not include 29,261 shares of restricted stock, none of which restrictions will lapse within 60 days of the record date except pursuant to a change of control.

(9)	Does not include 383,423 shares of restricted stock, none of which restrictions will lapse within 60 days of the record date except pursuant to a change of control.

*	Less than 1%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission, or SEC. Our officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms so filed. Based solely on our review of such forms received, we believe that, during the last fiscal year, all filing requirements under 16(a) applicable to our officers, directors and 10% stockholders were timely met, with the exception of the filing of the initial statement of beneficial ownership for Mr. House triggered upon his election to our board of directors, which was inadvertently filed untimely.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review and Approval of Related Party Transactions

It is our policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with our business interest. This policy is included in our Code of Business Conduct and Ethics posted on our website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only our board of directors or a committee consisting solely of independent directors may grant waivers of the provisions of our Code of Business Conduct and Ethics for our executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Under the audit committee charter, the audit committee of our board of directors is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the board of directors. In addition, our board of directors, and pursuant to its charter, our audit committee, reviews and approves all relationships and transactions in which we and our directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. Our board of directors and our audit committee will approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, our best interests, as they determine in the good faith exercise of their discretion.

Administrative Services Agreement and Lease of Space

The Company has entered into six noncancelable operating leases with Grace Properties, LLC, which we refer to as Grace Properties, that have expirations of July 31, 2011. Grace Properties is owned by Kim Snell, President of Eagle Well Service, Inc. (d/b/a Bronco Energy Services), a wholly owned subsidiary of the Company. Related rent expense was approximately $572,000 for the year ended December 31, 2008.

Drilling Services

During 2008 we received $5.3 million for services rendered to Windsor Energy Group, LLC and Gulfport Energy Corporation, affiliates of Wexford Capital L.P. On April 17, 2008, we entered into a long term contract with Gulfport, in which we agree to provide Gulfport a drilling rig in order to drill four wells. Under the terms of this contract, Gulfport agreed to pay us a day work rate of $17,500. On June 2, 2008, we entered into a term contract with Windsor, in which we agreed to provide Windsor a drilling rig for a period of one year. Under the terms of this contract, Windsor agreed to pay us a day rate of $22,800. On December 11, 2008, the contract was terminated and Windsor paid us $3,000,000. Related disclosures are included in Note 8, Transactions with Affiliates, of the Notes to Consolidated Financial Statements, as part of our Annual Report on Form 10-K filed with the SEC on March 16, 2009.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our annual report and proxy statement to your address. You may revoke your consent to householding by contacting your broker, if you hold common stock in street name, or our corporate secretary, if you are the registered holder of the common stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to our corporate secretary at the address or telephone number provided above, we will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to us that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of our annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Report of Audit Committee” and “Compensation Committee Report” and the disclosure regarding independence of the members of the audit committee, compensation committee and nominating and corporate governance committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

Our board knows of no other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies received will be voted in respect thereof in accordance with the recommendation of our board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

Bronco Drilling Company, Inc.
16217 N. May Avenue
Edmond, Oklahoma 73013
Attention: Zachary M. Graves, Secretary

By order of the Board of Directors

D. Frank Harrison
Chairman and Chief Executive Officer

October 7, 2009
Edmond, Oklahoma

BRONCO DRILLING COMPANY, INC.
C123456789

000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Nominees:	For	Withhold		For	Withhold		For	Withhold	+

	01 - D. Frank Harrison	☐	☐	02 - Gary C. Hill	☐	☐	03 - David W. House	☐	☐

	04 - David L. Houston	☐	☐	05 - William R. Snipes	☐	☐

In their discretion, the Proxies are authorized to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■		C 1234567890 JNT 5 0 A V 0 2 3 4 6 8 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+
<STOCK#>	013VPA

Proxy — Bronco Drilling Company, Inc.
You are cordially invited to attend the Annual Meeting of Stockholders
To be held on November 13, 2009, at
10:00 a.m. Central Time, at
The Simmons Center, 800 Chisholm Trail Parkway, Duncan, Oklahoma 73533.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Bronco Drilling Company, Inc.

Proxy Solicited on Behalf of the Board of Directors for the 2009 Annual Meeting of Stockholders
The undersigned hereby appoints Zachary M. Graves and David C. Treadwell as proxies, each with power to act alone and with full power of substitution, to vote all of the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bronco Drilling Company, Inc. to be held on November 13, 2009, at 10:00 a.m. Central Time and any postponements or adjournments thereof, with all the powers that the undersigned would possess if personally present.
The undersigned acknowledges receipt of the 2009 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.
THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSAL ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN ITEM 1. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.